Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Updates Third-Quarter 2013 Guidance

SAN JOSE, Calif., September 24, 2013 — Cypress Semiconductor Corp. (NASDAQ: CY) today provided updated third-quarter guidance, as well as preliminary guidance on fourth-quarter business trends.

Brad Buss, executive vice president and chief financial officer said, “We are seeing greater than expected weakness in our mobile handset revenues, mainly within Asia, due to a customer push out of certain new handset programs to Q1, as well as order reductions at various end customers in China to balance inventory levels. Unfortunately this is resulting in a negative impact to Q3 revenue that was not anticipated in our original guidance.

Buss continued, “By geography, the weakness is mainly in Asia. By end market, the majority of the weakness is in mobile handsets and to a lesser degree in the PC market. Greater than 70% of our revenue traditionally has come from distributors and the final week of September is our largest week of the quarter, and, as such, our revised revenue estimates could vary significantly. Lead-times also continue to be near historical lows, reducing revenue visibility for Cypress and our distribution partners.

“Our preliminary, consolidated third-quarter 2013 financial results are now estimated to be:

•	Consolidated revenue of $184 million to $187 million, lower than our prior guidance

•	Non-GAAP gross margins of 53.5% to 54.0%, higher than our prior guidance

•	Non-GAAP operating expenses of $77 million to $78 million, lower than our prior guidance

•	Non-GAAP fully diluted earnings per share of $0.10 to $0.12, lower than our prior guidance

•	GAAP loss per basic share of ($0.11) to ($0.09), lower than our prior guidance

“While it is very hard to forecast the fourth quarter at this time, we believe the following trends will impact the fourth quarter: first, continued weakness in TrueTouch®, specifically in mobile handsets, due to seasonal declines, customer program delays and end-of-life actions; second, the expected yearend inventory adjustments at certain end customers; and finally, slightly lower communications revenue impacting our Memory Products Division.

“As such, we expect that fourth quarter revenue could be down in the range of 9% to 11% sequentially from our revised third-quarter revenue estimate, in-line with our typical sequential fourth-quarter decline over the last two fourth quarters. We also expect our gross margin to decrease temporarily on lower factory utilization and our operating expenses to decline 4% to 6% sequentially due to lower variable compensation expense and continued tight operating expense management.

Buss concluded: “We are very disappointed to have to revise our prior guidance. However, the revenue weakness is mostly specific to certain end customer challenges in the mobile handset markets and is not a broad-based customer weakness. As revenue growth resumes, and with continued proactive cost management, we expect that we will be in a position to significantly increase the financial leverage in our operating model.”

No conference call will be held in conjunction with this financial update. Additional information will be provided when the Company reports its third quarter 2013 results on October 17, 2013 at 8:30 a.m. Pacific Daylight Time. All interested parties are requested to contact 408-943-2113 no later than Monday, October 14 to reserve a position for the quarterly conference call. The event will be broadcast over the Internet and can be accessed through Cypress’s website at www.cypress.com/investors. The archived presentation will be available for two weeks immediately following the event. The full text of the press release and supplemental financial information will be made available on First Call and the Cypress website on the morning of the conference call.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3, PSoC 4, and PSoC 5 programmable system-on-chip families. Cypress is a world leader in capacitive user interface solutions including CapSense® touch sensing, TrueTouch touchscreens, and trackpad solutions for notebook PCs and peripherals. Cypress is a world leader in USB controllers, which enhance connectivity and performance in a wide range of consumer and industrial products.

Cypress is also the world leader in SRAM and nonvolatile RAM memories. Cypress serves numerous major markets, including consumer, mobile handsets, computation, data communications, automotive, industrial, and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Safe Harbor

It is important to note that the third quarter is not yet complete and the revised guidance provided above is preliminary, unaudited and based on the information available to us today and could vary materially.

Statements made in this release that are not historical in nature and that refer to Cypress’s plans and expectations for the future, including but not limited to the Company’s future financial performance and results of operations, significant variances in our revenue or revenue estimates for our third and fourth fiscal quarters, expected declines in our gross margin, lower factory utilization, our ability to continue to decrease our operating expenses, our expectation regarding our ability to increase the financial leverage of in our operating model, future consumer demand, cost-management strategies, competitive position and product offerings, set forth above are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to changes or continued weakness in the mobile handset market, changes or continued weakness in the markets we serve in Asia, shifts or weakness in our distributor revenue, lower leadtimes which reduces visibility into the market we serve, continued weakness in our TrueTouch product sales, specifically in mobile handsets, greater than expected seasonal declines, additional customer program delays or end of life actions, changes in the expected year-end inventory adjustments at certain end customers, lower than expected communications revenue which could impact our Memory Products Division, our ability to proactively manage our operating expenses and cost structure, our ability to continue to grow our revenue in our unaffected markets, as well as the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements.

Cypress, the Cypress logo, TrueTouch, PSoC, and CapSense are registered trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.